Exhibit 10.103

AMENDMENT TO EMPLOYMENT AGREEMENT

OF ROBERT S. THOMAS

WHEREAS, Charles & Colvard, Ltd., a North Carolina company with its principal office at 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27506 (the “Company”), and Robert S. Thomas (“Employee”) previously entered into an employment agreement (the “Agreement”) effective as of March 1, 1999; and

WHEREAS, Section 14 of the Agreement provides that it may be amended by an agreement in writing signed by each of the parties; and

WHEREAS, the parties wish to amend the Agreement to provide for certain additional payments upon the happening of a change of control of the Company; and

WHEREAS, the parties wish to make certain other minor amendments to the Agreement to comply with changes necessitated by Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, the parties hereby agree that the Agreement shall be amended, effective as of the date last executed below, as follows:

1. The second sentence of Section 7(c), Termination without Cause., shall be deleted and the following sentence shall be inserted in its place:

“In the event the Company terminates Employee pursuant to this Subsection (c), (i) the Employee will continue to receive Base Salary at time of termination for a one (1) year period from such termination (“Termination Compensation”), so long as the Employee complies with Section 8, 9 and 10 of the Agreement and (ii) the Company shall take such action as may be required to vest any unvested benefits of the Employee under any employee stock-based or other benefit plan or arrangement.”

2. The definition of “Good Reason” provided in Section 7(d), Change of Control Situations., shall be deleted and the following inserted in its place:

“‘Good Reason’” shall mean the occurrence of any of the following events without the Employee’s express written consent:

(i)	the assignment to the Employee of duties materially inconsistent with the position and status of the Employee with the Company immediately prior to the Change of Control;

(ii)	a material reduction by the Company in the Employee’s pay grade or base salary as then in effect, or the exclusion of Employee from participation in Company’s benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the Term;

(iii)	an involuntary relocation of the Employee more than 50 miles from the location where the Employee worked immediately prior to the Change in Control or the breach by the Company of any material provision of this Agreement; or

(iv)	any purported termination of the employment of Employee by Company which is not effected in accordance with this Agreement.

3. A new Section 19, Compliance with Section 409A., shall be added as follows:

“19. Compliance with Section 409A. The parties hereto intend that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (including any applicable regulations, proposed regulations, guidance or other interpretive authority thereunder (for purposes of this section, collectively, ‘Section 409A’), to the extent applicable. The parties hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and recommended by legal counsel for the Company to achieve compliance with Section 409A. By execution and delivery of this Agreement, the Company and the Employee each irrevocably waive any objections it or he may have to the amendments required or necessitated, in the reasonable opinion of the Company, by Section 409A.”

CHARLES & COLVARD, LTD.

Dated: August 28, 2007	By:	/s/ Robert S. Thomas
	Title:	Chief Executive Officer & Chairman

Dated: August 28, 2007	/s/ Robert S. Thomas
Robert S. Thomas

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